Exhibit 21.1

 Subsidiaries of Visa Inc.
as of September 30, 2012

Name	Jurisdiction
Visa International Service Association	Delaware
Visa U.S.A. Inc.	Delaware
Visa Worldwide Pte. Limited	Singapore